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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements) dated April 16, 2001 relating to the consolidated financial statements and financial statement schedule of Orbital Sciences Corporation and our report dated April 16, 2001 relating to the financial statements of Orbital Imaging Corporation, which appears in the Orbital Sciences Corporation's Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP

McLean, Virginia
June 26, 2001